Exhibit 5.4

[LETTERHEAD OF SHANNON, GRACEY, RATLIFF & MILLER L.L.P.]

April 3, 2013

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:    Speedway Motorsports, Inc. - Registration Statement on Form S-4

Gentlemen:

We have acted as special counsel for Texas Motor Speedway, Inc., a Texas corporation (“TMS”), and a subsidiary of Speedway Motorsports, Inc., a Delaware corporation (“SMI”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by SMI and the subsidiaries listed in the Registration Statement, including TMS, as guarantors (“Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering and sale by SMI of $100,000,000 aggregate principal amount of 6  3/4% Senior Notes due 2019 (the “Notes”), which are to be secured by guarantees of the Guarantors, and which are issuable pursuant to the terms described in the Indenture dated February 3, 2011 (the “Indenture”) by and among SMI, TMS and the other Guarantors executing the same, and U.S. Bank National Association, as trustee.

The Notes are being offered as additional notes under the Indenture pursuant to which SMI previously issued $150,000,000 aggregate principal amount of 6  3/4% Senior Notes due 2019.

In that connection, we have examined the originals or copies certified, or otherwise authenticated to our satisfaction, of the following (collectively, the “Opinion Documents”):

1.    the Indenture;

2.    the guarantee contemplated by the Indenture executed by TMS (“Guarantee”);

3.    the Purchase Agreement by and among SMI, TMS and the other Guarantors and the Initial Purchasers (as defined therein) dated January 8, 2013;

4.    the Registration Rights Agreement by and among SMI, the Guarantors and Initial Purchasers dated January 11, 2013;

Board of Directors

Speedway Motorsports, Inc.

April 3, 2013

5.    a Certificate of Fact issued by the Texas Secretary of State and dated February 22, 2013 with respect to TMS, and a Certificate of Good Standing of TMS issued by the Texas Comptroller of Public Accounts dated February 22, 2013;

6.    certified Articles of Incorporation of TMS filed with the Texas Secretary of State February 3, 1995;

7.    the Unanimous Written Consent of the Board of Directors of TMS dated January 4, 2013 authorizing and approving the transaction; and

8.    Bylaws of TMS dated February 7, 1995.

We have also relied, with respect to certain factual matters, on the representations and warranties of TMS contained in the Opinion Documents without independent check or verification of their accuracy.

The qualification of any opinion or statement herein by the use of the words “to our knowledge” means that during the course of our representation of TMS, as described in this letter, no information has come to the attention of the attorneys in this firm involved in the transactions described herein which would give such attorneys current actual knowledge of the existence of the facts so qualified.

In rendering the opinions expressed herein, we have assumed, without independent verification, (a) the authenticity and genuineness of all signatures on all documents that we have reviewed, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, (d) the authenticity of the originals of the documents referred to in the immediately preceding clause (c), (e) that all persons executing the Opinion Documents, except those persons acting on behalf of TMS, have full power (corporate or otherwise), authority, capacity and legal right to execute, enter into, deliver and perform the obligations of such person(s) under the Opinion Documents to which they are a party and that the Opinion Documents have been duly authorized, executed and delivered by all persons other than TMS, and (f) the correctness and accuracy of all the facts set forth in all documents, minutes, certificates and other documents identified in this letter or reviewed by us.

Board of Directors

Speedway Motorsports, Inc.

April 3, 2013

Based upon our examination of the Opinion Documents and such other documents, materials, certificates, and information as we have deemed appropriate or relevant for the purpose of delivering this opinion, but subject to the qualifications set forth herein, we are of the following opinion:

1.    TMS is a validly existing corporation and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to conduct its business and to execute, deliver and perform its obligations under the Guarantee.

2.    TMS has duly authorized, executed and delivered the Guarantee.

We are admitted to practice only in the State of Texas and express no opinion as to matters governed by any laws other than the federal laws of the United States of America and substantive law of the State of Texas.

This opinion addresses the law and the facts presented herein as of the date hereof and we undertake no obligation to inform you of any changes in the law or the facts represented herein occurring after the date hereof. This opinion is provided in connection with the Registration Statement and may not be relied upon for any other purpose, without prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Shannon, Gracey, Ratliff & Miller, L.L.P.

SHANNON, GRACEY, RATLIFF & MILLER, L.L.P.

cc:    Parker Poe Adams & Bernstein LLP